BC FORM 53-901F

(Formerly Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT UNDER SECTION 85(1) OF THE ACT
Item 1: Reporting Issuer:	DRC Resources Corporation. 595 Howe Street, Suite #601 Vancouver, B.C. V6C 2T5 Phone: (604) 687-1629 - Fax (604) 687-2845 Email address: drcresources@uniserve.com

Item 2: Date of Material Change: August 23, 2004

Item 3: Press Release: Dated August 23, 2004 issued in Vancouver, British Columbia

Item 4: Summary of Material Change: DRC Resources Corporation is pleased to announce the Company's Form 20F Registration Statement filing has been accepted by the United States Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934.

Item 5: Full Description of Material Change: DRC Resources Corporation is pleased to announce the Company's Form 20F Registration Statement filing has been accepted by the United States Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. The Registration Statement (CIK # 0000800166, File No.1-31722), which allows the Company's shares to trade in the United States, can be viewed at www.sec.gov.

The 12(g) Registration and the Standard & Poor's Investor Relations Program (www.advisorinsight.com) permits the introduction of DRC Resources Corporation and its Afton Copper-Gold Project to a large investor base, and raises the Company's profile within the North American investment community.

DRC Resources Corporation, incorporated in 1980, is listed on the Toronto Stock Exchange. The main focus of DRC Resources is the exploration and development of the Afton Copper-Gold Project, located 10 km west of Kamloops, B.C. The Company is debt free and well financed to carry out the currently planned $18 Million Feasibility Study.

The Afton Feasibility Study will involve a 2,000 meter decline (tunnel) with ancillary development, definition diamond drilling, metallurgical sampling and geotechnical studies related to advancing the project through feasibility to production. With an increasingly stable rise in metal prices, the Afton Copper-Gold Project continues to attract the interest of financial institutions and the mining industry.

According to the British Columbia Ministry of Energy & Mines, the Afton Project is the largest advanced exploration project in South Central B.C. To date the Company has expended over $5 Million on exploration on the Afton Mineral Zone, outlining a 68.7 Million Tonne Measured and Indicated Mineral Resource of 1.68% Copper Equivalent or 2.61g/t Gold Equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd)*. The Company is also exploring for mineral potential at the nearby Ajax and Pothook area within its 100% owned claim boundary. *(Metal Prices Used: Cu $US 0.85/lb, Au $US 375/oz, Ag $US 5.25/oz and Pd $US 200/oz.)

Item 6: Reliance on section 85 (2) of the Act: Filed on a confidential basis: Not Applicable.

Item 7: Omitted Information: Not Applicable

Item 8: Senior Officer: John H. Kruzick 604-687-1629

Item 9: Statement of Senior Officer: "The foregoing accurately discloses the material change referred to herein."

Dated at Vancouver, British Columbia on the 23rd day of August, 2004

"signed"

John H. Kruzick, President/Director